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                                                                     Exhibit 2.8


                        EYE CARE CENTERS OF AMERICA, INC.
                                1113 West Avenue
                            San Antonio, Texas 78213

                                 October 1, 1998



Dr. Jerry Bizer,
  as Sellers' Representative
Dr. Bizer's Vision World, PLLC
2307 Wesleyan Court
Louisville, Kentucky 40222

Mark E. Lynn, O.D.
Dr. Mark Lynn & Associates, PLLC
2427 Boulevard Napoleon
Louisville, Kentucky  40205


                        Re: Amendments and Modifications
                            to the Master Asset Purchase Agreement

Dear Dr. Bizer and Dr. Lynn:

         This letter sets forth our agreements modifying and amending that certain Master Asset Purchase Agreement dated as of August 22, 1998 (the "Master Asset Purchase Agreement") by and among Eye Care Centers of America, Inc., a Texas corporation ("Purchaser"), Mark E. Lynn, O.D. ("Lynn"), Dr. Mark Lynn & Associates, PLLC, a Kentucky professional limited liability company wholly-owned by Lynn ("Doctor"), the Companies (as defined therein) and the Owners (as defined therein). Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Master Asset Purchase Agreement. The parties to the Master Asset Purchase Agreement (the "Parties") hereby agree as follows:

         1. Sections 2.01(b) and 6.05 of the Master Asset Purchase Agreement incorrectly refer to the name Doctor's ValuVision as "Dr.'s ValuVision." The Parties agree that Sections 2.01(b) and 6.05 of the Master Asset Purchase Agreement are hereby amended to correctly identify the name as "Doctor's ValuVision."

         2. Section 2.01(b) of the Master Asset Purchase Agreement provides, among other things, that the Doctor's Assets shall include the membership interests in Suburban Excimer Laser Center, PLLC and First Look, LLC, and all books and records related thereto. The Parties agree that Section 2.01(b) of the Master Asset Purchase Agreement is hereby amended to provide that the membership interests in Suburban Excimer Laser Center, PLLC and First Look, LLC, and all books and records related thereto (i) shall not be purchased by, or assigned to, Doctor, (ii) shall not be included in Doctor's Assets or the Assets and (iii) shall be included in the Excluded Assets. Further, the Parties agree that Section 7.09 of the Master Asset Purchase Agreement is hereby deleted.

         3. The following agreements were listed in Section 7 of Exhibit C-2 as Doctor's


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Assigned Contracts:

                  (i) Professional Services Agreement dated May 5, 1997 (the "Professional Services Agreement") by and between ESC, Thomas Barowsky, M.D. and Suburban Excimer Laser Center, PLLC.

                  (ii) Suburban Excimer Laser Operating Agreement dated May 5, 1997 (the "Laser Operating Agreement") by and between ESC and Suburban Excimer Laser Center, PLLC.

         The Parties hereby agree that Exhibit C-2 to the Master Asset Purchase Agreement is hereby amended to delete therefrom the Professional Services Agreement and the Laser Operating Agreement and such agreements shall not be deemed Doctor's Assigned Contracts and neither Purchaser nor Doctor shall assume any liabilities or obligations with respect to such agreements.

         4. Section 4 of Exhibit C-1 to the Master Asset Purchase Agreement lists the Coater Agreement dated November 27, 1996 (the "Coater Agreement") by and between BE and VisionEase Lens, Inc. as an Assigned Contract to be assigned to Purchaser. Prior to the Closing, the Companies will pay to VisionEase Lens, Inc., in consideration for the release of its lien on certain lens coaters equipment subject to the Coater Agreement, the aggregate amount of $16,535.35. The Parties agree that (i) the two lens coaters which are the subject of the Coater Agreement shall be reflected as Assets on the Closing Date Balance Sheet at the amounts paid to VisionEase set forth herein, (ii) the Coater Agreement shall be effectively terminated upon such payment and therefore shall not be an Assigned Contract and (iii) the two lens coaters which are the subject thereof shall be transferred to Purchaser (or its Designee) at Closing free and clear of any Encumbrance.

         5. The Parties hereby acknowledge that the Note executed by DBVW in favor of Lewis S. Bizer Revocable Trust (the "Bizer Trust Note") was incorrectly listed in Section 4 of Exhibit C-1 to the Master Asset Purchase Agreement as an Assigned Contract. The Parties agree that Section 4 of Exhibit C-1 to the Master Asset Purchase Agreement is hereby amended to delete therefrom the Bizer Trust Note. The Parties agree that (i) the Bizer Trust Note shall not be an Assigned Contract or a Doctor Assigned Contract, (ii) the Bizer Trust Note shall not be assigned to Purchaser (or its Designee) or Doctor and (iii) neither Purchaser (and its Designee) nor Doctor shall assume or have any obligations or liabilities with respect the Bizer Trust Note.

         6. Section 1 of Exhibit C-1 to the Master Asset Purchase Agreement provides that leases located at Clarksville and Market (the "Bizer Leases") shall be assigned to VPI. The Parties agree that since, pursuant to
Section 8.11 of the Master Asset Purchase Agreement, new leases in the forms of Exhibits N-1 and N-2 to the Master Asset Purchase Agreement will be executed with respect to these properties and therefore the Bizer Leases will be terminated in connection therewith, Section 1 of Exhibit C-1 to the Master Asset Purchase Agreement is hereby amended to delete therefrom the Bizer Leases and that (i) the Bizer Leases shall not be deemed Assigned Contracts or Doctor's Assigned Contracts, (ii) the Bizer Leases shall not be assigned to Purchaser (or its Designee) or Doctor and (iii) neither Purchaser (or its Designee) nor Doctor shall assume or have any obligations or liabilities with respect thereto.

         7. (a) Section 8 of Exhibit C-2 to the Master Asset Purchase Agreement provides that an equipment lease number 116923001 dated August 21, 1995 (the "Colonial Equipment Lease") by and between Colonial Pacific Leasing Corp. ("Colonial Pacific") and Dale Souleyrette, O.D. and the Assumption Agreement number 312390001 dated January 30, 1998 (the "Colonial Assumption Agreement") by and between DBVW and Colonial Pacific and the equipment lease dated September


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27, 1995 (the "Topcon Equipment Lease") by and between Martin G. Pierce, O.D.
and Topcon America, Corp. shall be assigned to Doctor. The final payment under the Topcon Equipment Lease has been paid and such agreement has therefore been terminated. In connection therewith, the equipment subject thereto has been transferred to a Company. Pursuant to a letter dated September 11, 1998 from Colonial Pacific, the Colonial Assumption Agreement has been terminated. The Parties agree that (i) Exhibit C-2 to the Master Asset Purchase Agreement is hereby amended to delete therefrom the Topcon Equipment Lease, the Colonial Equipment Lease and the Colonial Assumption Agreement, (ii) such agreements shall not be deemed to be Doctor's Assigned Contracts or Assigned Contracts and
(iii) neither Purchaser (and its Designee) nor Doctor shall assume or have any obligations or liabilities with respect thereto. The equipment which was the subject of the Topcon Equipment Lease shall be reflected on the Closing Date Balance Sheet in accordance with GAAP.

                  (b) The equipment lease dated December 6, 1994 (the "Copelco Equipment Lease") by and between David Keith Moore, O.D. and Copelco Capital, Inc. was incorrectly listed in Section 8 of Exhibit C-2 to the Master Asset Purchase Agreement as Doctor's Assigned Contracts. The Parties hereby acknowledge that the Copelco Equipment Lease was intended to be listed on Exhibit C-1 as Assigned Contracts. The Parties agree that (i) Section 8 of Exhibit C-2 to the Master Asset Purchase Agreement is hereby amended to delete therefrom the Copelco Equipment Lease, (ii) Section 3 of Exhibit C-1 to the Master Asset Purchase Agreement is hereby amended to add the Copelco Equipment Lease as an Assigned Contract which will be assigned to Purchaser (or its Designee).

         8. (a) The Parties acknowledge and agree that any sales tax required to be collected by the Companies from Purchaser, and with respect to which Purchaser is responsible under Section 2.09 of the Master Asset Purchase Agreement, in connection with the Subject Transactions shall be remitted by Purchaser to the Companies prior to the due date of such taxes.

                  (b) With respect to the sales and use taxes of the Companies arising in the ordinary course of business prior to the Closing Date which are Assumed Liabilities, the Parties agree that Beth Stenberg or another employee of Purchaser (or its Designee) will provide assistance in the preparation of the final sales and use tax returns and, upon completion of such tax returns, Purchaser shall remit to the Companies a check (or checks) payable to the appropriate taxing authorities, for the amount of such sales and use taxes assumed by Purchaser hereunder.

         9. Section 8.06 of the Master Asset Purchase Agreement provides that all obligations of Purchaser to be discharged under the Master Asset Purchase Agreement at the Closing are subject to, among other things, the condition that all Consents necessary to permit the consummation of the Subject Transactions shall have been received. Purchaser hereby waives this condition solely with respect to the Companies obtaining the consent of (i) all of the Vision 100 Customer contracts identified in Section 5 of Exhibit C-2 to the Master Asset Purchase Agreement and (ii) all of the Vision 100 Provider contracts identified in Section 6 of Exhibit C-2 to the Master Asset Purchase Agreement and (iii) all of the contracts listed on Exhibit A attached hereto. Neither Purchaser (or its Designee) or Doctor shall have any liability or obligation to the Companies or their successors and assigns with respect to damages, penalties, charges or other costs incurred in connection with the failure to obtain such consents.

         10. Section 9 of Schedule 3.11(b) to the Master Asset Purchase Agreement provides that the Phantom Interest Agreements described in Schedule
3.10 to the Master Asset Purchase Agreement (the "Phantom Interest Agreements") require notice or the consent of the Parties thereto


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in connection with the execution and delivery of the Master Asset Purchase
Agreement or the consummation or performance of any of the Subject Transactions. The Companies and the Owners have determined that there is no notice or consent required with respect to the Phantom Interest Agreements pursuant to Section 3.11(b) of the Master Asset Purchase Agreement. The Parties agree that Section 9 of Schedule 3.11(b) to the Master Asset Purchase Agreement is hereby amended to delete therefrom the Phantom Interest Agreements.

         11. In connection with the consent to assignment to Purchaser (or its Designee) of the capital leases between DV, DBVW and PNC Leasing Corp. ("PNC") identified in Section 3 of Exhibit C-1 to the Master Asset Purchase Agreement (the "Capital Leases"), Purchaser has agreed to provide to PNC a letter of credit in the amount of $2,185,588.86 (the "Letter of Credit") securing the performance under the Capital Leases. The Companies hereby agree to pay $30,000 as reimbursement to Purchaser for certain of its costs incurred in obtaining and maintaining the Letter of Credit, such amount to be withheld by Purchaser from the Purchase Price at Closing.

         12. The Parties agree that the Master Asset Purchase Agreement is hereby amended to provide that the intercompany receivables between the Companies (i) shall not be purchased by, or assigned to, Purchaser (or its Designee) or Doctor, (ii) shall not be included in Doctor's Assets or the Assets and (iii) shall be included in the Excluded Assets. Correspondingly, the intercompany payables between the Companies (i) shall not be assumed by Purchaser (or its Designee) or Doctor, (ii) shall not be Assumed Liabilities or Doctor's Assumed Liabilities, and (iii) neither Purchaser (and its Designee) nor Doctor shall assume or have any obligations or liabilities with respect to such intercompany payables.

         13. The Parties hereby agree that the License Agreement, dated January 1, 1997, by and between DBVW and ESC is terminated effective as of the Closing Date.

         14. The Disclosure Schedules to the Master Asset Purchase Agreement are hereby supplemented as set forth on Exhibit B hereto, each of the matters set forth in such Exhibit B to identify, and be applicable to, the Section or Schedule to which such matter relates. The Parties agree that Section 11.02(i) shall be amended to include (in addition to the Schedules currently referenced therein) the matters set forth on the supplements to Section 3.03 and Schedules 3.20(a) and 3.13.

         15. The Parties acknowledge and agree that certain commissions owed by the Companies to leasing agents in connection with the lease of certain premises on Market Street and 1st Street to Nephrology Associates of Kentuckiana, PSC are not being assumed hereunder. Purchaser agrees to pay to the Companies, upon final settlement of the amounts owed to such leasing agents, an amount equal to 50% of the commission actually paid by the Companies to such leasing agents on or after the Closing Date; provided, however, in no event shall such amount owed by Purchaser under this Section 15 exceed $19,500.

         16. The Closing, and all transfers, assignments and assumptions contemplated thereunder, shall be effective as of the opening of business on the Closing Date and the Closing Date Balance Sheet shall be prepared as of the opening of business on the Closing Date (i.e., the Closing Date Balance Sheet shall reflect the assets and liabilities of the Companies as of the close of business on September 30, 1998).


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Dr. Jerry L. Bizer
Dr. Mark E. Lynn
October 1, 1998
Page 5




         If the foregoing accurately reflects the agreements which we have reached with respect to the amendment and modification of the Master Asset Purchase Agreement, please execute this agreement individually and in your respective indicated capacities.


                                       EYE CARE CENTERS OF AMERICA, INC.


                                       By:


                                       /s/ Douglas C. Shepard
                                       Douglas C. Shepard
                                        Vice President, Secretary and Treasurer

ACKNOWLEDGED AND AGREED:


/s/ Mark E. Lynn
--------------------------------
Mark E. Lynn, O.D.


DR. MARK LYNN & ASSOCIATES, PLLC


/s/ Mark E. Lynn
--------------------------------
Mark E. Lynn, O.D.
President


/s/ Jerry L. Bizer
--------------------------------
Jerry L. Bizer, O.D.
Individually and as Sellers' Representative
on behalf of the Owners and the Companies as
authorized under Sections 2.10 and 12.11 of
the Master Asset Purchase Agreement